Timberline Resources

October 3, 2020

Patrick Highsmith

Email: rphighsmith@gmail.com

Highsmith Employment Letter

Dear Patrick,

We are pleased to offer you the position of President and Chief Executive Officer of Timberline Resources. We will also ask you to join the Board of Director (BOD).

The following are the key elements of our offer:

•Position Title: President, Chief Executive Officer, and an invitation to join the Board of Directors.

•Reporting Relationship:

oReport to BOD

oReporting to CEO – all staff and consultants unless otherwise designated by the BOD.

•Timing: Immediate.

•Principal responsibilities:

oExecution of all aspects of the company’s business as approved by the BOD including: operations, safety, budgets, contracts, and shareholder/capital markets communications.

oDevelop strategies and tactics to achieve the objectives established by the BOD.

•Commitment: 100%. It is understood that you serve as a director or advisor to several mining companies. With respect to Timberline, you will avoid conflicts of interest and these other positions will not negatively affect your obligations.

•Compensation: $168,000 annually, paid monthly or bi-monthly, to be reviewed after six months from start date in consideration of performance to date and in the context of compensation metrics and trends among peers in the market. Eligible for performance-based bonuses at the sole discretion of the board of directors from time-to-time.

•Vacation: Four weeks within the calendar year. Initial vacation time prorated for time within the year of hire and deemed to be earned upon hire. Vacation must be taken in the calendar year.

•Fringe Benefits: Medical stipend of $1,000/mo or participation in our group plan or cost for comparable coverage in plan.

•Change of Control: Twice annual salary plus payment for accrued vacation subject to share appreciation from date of hire. Immediate vesting of options and RSU’s in the event of an accretive change of control. Definition of Change of Control is appended here.

•Termination Without Cause: Three month’s salary, payment of accrued vacation and continuation of medical coverage for this period of time.

•Incentives:

oOptions: 750,000 options, 5-year term, at an execution price of the share price on day of your acceptance of this letter agreement and acknowledgement by the BOD. Vesting 25% upon grant with balance at 25% on subsequent anniversaries.

oAdditional Options: 500,000 options, 5-year term. To be granted following the next Annual General Meeting approving a new share options plan. Execution price will the share price shortly after the day of the Annual General Meeting approving the new share options plan. Immediate vesting.

oRestricted Share Units RSUs: 750,000 RSUs granted:

▪Completion of a Preliminary Economic Assessment with a Net Present Value of at least $250M (using a precious metal price consistent with industry standards and approved by the BOD) or,

▪Other significant milestones agreed upon by the BOD, or

▪A Change of Control under terms that are accretive to the share capital of the company or as determined by the BOD.

Please acknowledge acceptance of our offer by signing and returning a copy of this letter to me.

If you have any questions, please do not hesitate to call. We look forward to leadership as we continue to grow Timberline Resources.

Sincerely.

Leigh

Leigh Freeman

Chairman of Board of Directors

By attaching your signature below, you acknowledge acceptance of the position of President, Chief Executive Officer and will accept an appointment to the Board of Directors.

“Change in Control” shall mean the occurrence after the Effective Date hereof of any of:

a)an acquisition after the Effective Date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) in excess of 40% of the voting securities of the Company;

b)the Company merges into or consolidates with any other legal entity or Person, or any legal entity or Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction;

c)the Company sells or transfers all or substantially all of its assets to another legal entity or Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction;

d)In any 12-month period, the individuals who, as of the beginning of the 12-month period, constitute the Board cease for any reason to constitute at least a majority of the Board; or

e)the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.